EXHIBIT 21.1
List of Subsidiaries
United Development Funding IV Operating Partnership, L.P., A Delaware limited partnership

UDF IV Home Finance, L.P., a Delaware limited partnership

UDF IV Home Finance I, L.P., a Delaware limited partnership

UDF IV Home Finance II, L.P., a Delaware limited partnership

UDF IV Acquisitions, L.P., a Delaware limited partnership

UDF IV HF Manager, LLC, a Delaware limited liability company

UDF IV Finance I Manager, LLC, a Delaware limited liability company

UDF IV Finance II Manager, LLC, a Delaware limited liability company

UDF IV Acquisitions Manager, LLC, a Delaware limited liability company